Exhibit 99.1

Q3 2024 Fixed Income Release

Denver, Colorado October 29, 2024: Liberty Global Ltd. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for its fixed-income borrowing groups for the three months (“Q3”) ended September 30, 2024 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the September 30, 2024 unaudited financial statements for each of our fixed-income borrowing groups prior to the end of November 2024. Convenience translations provided herein are calculated as of September 30, 2024.

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VM Ireland Reports Preliminary Q3 2024 Results
Continued to drive strong B2B revenue growth through our recent entry into Wholesale access
Upgraded around 45% of our premises to full fiber at the end of Q3 as we continue to accelerate program
Sequential and YoY improvement in fixed and mobile postpaid net adds

VM Ireland is the leading connected entertainment fixed-line and broadband business in Ireland, delivering connectivity services to 395,200 fixed-line customers and mobile services to 137,100 subscribers at September 30, 2024.

Tony Hanway, CEO of VM Ireland, commented:
“During the third quarter we continued our drive towards becoming a full fiber operator - robust wholesale adds drive strong growth in our B2B segment, and we see continued momentum selling fiber services into our existing customer base. Fiber deployment continues apace with ~45% of our premises now constructed for FTTH services and with an encouraging trend of improvements in monthly fiber connections. Notwithstanding the progress we’re making in delivering on our strategic priorities, we continue to face a highly competitive market environment, and alongside the investments into our growth plan, we do see a continued impact on our overall financial performance. With our continued focus on building fiber and customer experience, we are confident that these efforts are building the strong foundations required for sustainable long-term growth.”

Operating and strategic highlights:
•Continued to deliver on our full fiber upgrade project, with around 45% of premises upgraded to full fiber at the end of Q3
•Improved momentum selling superfast broadband and digital television services into NBI and SIRO areas our network doesn’t reach
•Delivered mobile postpaid net adds of 1,500 in Q3
•Fixed customer net losses of 2,200 in Q3 improved sequentially and YoY
•Virgin Media Television launched a new streaming service, Virgin Media Play

Financial highlights:
•Q3 revenue of €108.9 million decreased 5.6% YoY, as lower fixed and advertising revenue due to the 2023 Rugby World Cup was only partially offset by strong growth in B2B wholesale revenue
•Q3 residential fixed revenue of €70.8 million decreased 5.6% YoY
◦Fixed subscription revenue decreased 5.4% YoY, driven by (i) lower customer volumes and (ii) lower ARPU YoY
•Q3 residential mobile revenue of €9.8 million decreased 4.9% YoY
◦Mobile subscription revenue decreased 3.7% YoY, due to lower customer volumes and a decline in mobile ARPU
◦Mobile non-subscription revenue decreased 9.5% YoY, primarily due to lower interconnect revenue
•Q3 B2B revenue of €10.1 million increased 5.2% YoY, driven by our entry into Wholesale access
•Q3 net loss increased 281.5% YoY to (€23.6 million), primarily driven by an increase in realized and unrealized losses on derivative instruments
•Q3 Adjusted EBITDA of €37.7 million decreased 10.7% YoY, primarily driven by (i) the aforementioned revenue decrease, (ii) an increase in sales and marketing costs, (iii) higher customer care costs and (iv) an increase in labor costs
•Q3 property and equipment (“P&E”) additions of €40.3 million were up 1.0% YoY, as higher new build and upgrade spend related to the increased pace of our fiber upgrade program was offset by lower baseline and product and enablers spend.
◦P&E additions as a percentage of revenue increased to 37.0% in Q3 2024, as compared to 34.6% in the prior year period
•Q3 Adjusted EBITDA less P&E Additions of €2.6 million decreased 213.0% YoY
•At September 30, 2024, our fully-swapped third-party debt borrowing cost was 4.0% and the average tenor of our third-party debt was 4.8 years
•At September 30, 2024, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) were both 5.29x, each as calculated in accordance with our most restrictive covenants and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements
◦If we were to not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA would have been 5.61x at September 30, 2024
•At September 30, 2024, we had €100.0 million of undrawn commitments available. When our Q3 compliance reporting requirements have been completed and assuming no change from September 30, 2024 borrowing levels, we anticipate the full €100.0 million of borrowing capacity will continue to be available

Operating Statistics Summary

	As of and for the three months ended
	September 30,
	2024	2023

Footprint
Homes Passed	998,600	971,000

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	395,200	406,700
Q3 Organic[1] Fixed-Line Customer Relationship net losses	(2,200)	(5,100)

Q3 Monthly ARPU per Fixed-Line Customer Relationship	€61.76	€63.03

Mobile Subscribers
Total Mobile subscribers	137,100	136,600
Total Organic Mobile net additions (losses)	1,500	(3,200)

Q3 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€21.31	€21.60
Excluding interconnect revenue	€20.07	€20.06

Selected Financial Results, Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2024 and 2023:

	Three months ended			Nine months ended
	September 30,		Increase/(decrease)	September 30,		Increase/(decrease)
	2024	2023		2024	2023
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€70.4	€74.4	(5.4%)	€213.7	€223.7	(4.5%)
Non-subscription	0.4	0.6	(33.3%)	1.5	1.8	(16.7%)
Total residential fixed revenue	70.8	75.0	(5.6%)	215.2	225.5	(4.6%)
Residential mobile revenue:
Subscription	7.9	8.2	(3.7%)	23.8	23.9	(0.4%)
Non-subscription	1.9	2.1	(9.5%)	5.8	6.6	(12.1%)
Total residential mobile revenue	9.8	10.3	(4.9%)	29.6	30.5	(3.0%)
B2B revenue:
Subscription	3.1	3.0	3.3%	9.3	8.7	6.9%
Non-subscription	7.0	6.6	6.1%	20.9	19.3	8.3%
Total B2B revenue	10.1	9.6	5.2%	30.2	28.0	7.9%
Other revenue	18.2	20.5	(11.2%)	58.7	59.8	(1.8%)
Total revenue	€108.9	€115.4	(5.6%)	€333.7	€343.8	(2.9%)

Adjusted EBITDA	€37.7	€42.2	(10.7%)	€117.0	€124.3	(5.9%)

Adjusted EBITDA less P&E Additions	€(2.6)	€2.3	(213.0%)	€1.7	€6.2	(72.6%)

The following table provides a reconciliation of net earnings (loss) to Adjusted EBITDA for the three and nine months ended September 30, 2024 and 2023:

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
	in millions, except % amounts

Net earnings (loss)	€(23.6)	€13.0	€(7.2)	€25.6
Income tax expense (benefit)	(4.5)	1.0	(2.2)	1.4
Other expense (income), net	0.1	(0.2)	—	(0.8)
Foreign currency transaction losses (gains), net	—	0.1	(0.1)	—
Realized and unrealized losses (gains) on derivative instruments, net	21.4	(10.7)	(2.2)	(11.3)
Interest expense	17.9	16.7	53.9	44.6
Operating income	11.3	19.9	42.2	59.5
Impairment, restructuring and other operating items, net	—	(0.1)	—	(0.6)
Depreciation and amortization	24.1	18.1	68.0	52.9
Related-party fees and allocations, net	1.0	2.9	2.4	7.8
Share-based compensation expense	1.3	1.4	4.4	4.7
Adjusted EBITDA	€37.7	€42.2	€117.0	€124.3

Adjusted EBITDA as a percentage of revenue	34.6%	36.6%	35.1%	36.2%

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
	in millions, except % amounts

Customer premises equipment (CPE)	€9.4	€9.3	€31.4	€30.2
New build and upgrade	21.3	13.1	52.5	37.1
Capacity	0.3	0.4	1.4	1.7
Baseline	0.3	4.4	2.6	18.6
Product and enablers	9.0	12.7	27.4	30.5
Property and equipment additions	40.3	39.9	115.3	118.1
Changes in current liabilities related to capital expenditures (including related-party amounts)	1.9	(6.1)	0.5	(7.2)
Total capital expenditures[2]	€42.2	€33.8	€115.8	€110.9

Property and equipment additions as a percentage of revenue	37.0%	34.6%	34.6%	34.4%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€37.7	€42.2	€117.0	€124.3
Property and equipment additions	(40.3)	(39.9)	(115.3)	(118.1)
Total	€(2.6)	€2.3	€1.7	€6.2

Third-Party Debt and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	September 30,		June 30,
	2024		2024
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan B1 (EURIBOR + 3.575%(i)) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.75%(i)) due 2027		—	—
Total third-party debt		900.0	900.0
Deferred financing costs and discounts, net		(4.1)	(4.4)
Total carrying amount of third-party debt		895.9	895.6
Less: cash and cash equivalents		11.8	1.0
Net carrying amount of third-party debt		€884.1	€894.6
______________________

(i)Rates are subject to adjustment based on the achievement or otherwise of certain ESG metrics.

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of September 30, 2024 and June 30, 2024. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2024	2024
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility excluded amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(11.8)	(1.0)
Total covenant amount of third-party net debt	€838.2	€849.0

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Sunrise Holding Reports Preliminary Q3 2024 Results
Delivered strong customer growth and stable financial performance
Liberty Global’s capital injection effected, with gross debt retirement of CHF 1.2 billion imminent and further Sunrise Adj FCF generation to achieve CHF 1.5 billion deleveraging by year end
Sunrise standalone earnings call on October 30 ahead of distribution on November 12 and first regular trading day on SIX on November 15

Sunrise Holding Group (“Sunrise Holding”) provides market-leading converged broadband services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland, through “Sunrise”, and Slovakia, through “UPC Slovakia” (within “Central and Other”). At September 30, 2024, our operations connected 1.6 million customers subscribing to 3.7 million internet, video and fixed-line telephony services and served 2.9 million mobile subscribers.

André Krause, CEO of Sunrise, commented:
“We were able to accelerate our customer growth and achieved very strong net growth in mobile postpaid customers and growth in internet customers for the fourth consecutive quarter. Growth was supported by attractive offers for new and existing customers and a continuing increase in customer loyalty. The financial results are in line with expectations and we continue to confirm our updated guidance for 2024 in full, including the payment of a dividend of at least CHF240 million in mid-2025. The spin-off was approved by the Liberty Global shareholders and is now entering the home stretch. From November 15, Sunrise will once again begin its journey as a Swiss company listed on SIX. We’ll be sharing more details on our Q3 results at our standalone earnings call on October 30.”

Operating and strategic highlights:
Sunrise delivers continued customer growth and stable financial results
•Growth in mobile postpaid3 accelerated in Q3, achieving 43,200 net adds, due to improved main brand performance and reduced churn
•Continued to deliver modest growth in the broadband base, with net adds of 1,300 in Q3, despite a seasonally weaker quarter, as growth was supported by lower churn on the main brand
•Fixed Customer Relationships were broadly stable in Q3, with a decrease of 600
•FMC penetration of 59% across the Sunrise broadband base increased 1.1% YoY
•Sunrise Q3 Customer ARPU of CHF 60.77 decreased 4.8% YoY as a result of the annualization of the July 2023 price rise
•Debt paydown of CHF1.2 billion imminent, including a CHF1.2 billion cash injection from Liberty Global; further Sunrise Adj FCF generation to achieve CHF1.5 billion deleveraging by year end
•Sunrise spin approved by Liberty Global shareholders at EGM (>99% approval) and set for November 12. Regular trading is expected to begin on the NASDAQ exchange on November 13 and on the SIX Swiss Exchange on November 15

•Launched the Flex Premium Bundle, combining the Device as a Service offer into a comprehensive package that allows customers to combine the purchase of a device with payment in installments, and option to exchange their device for a new one at any time
•In August, Sunrise more than doubled the speed on its HFC network, from 1 Gig to 2.5 Gig, allowing customers to benefit from even faster performance
•Sunrise introduced customized 5G resources for business-critical applications with MPN slicing, allowing Business customers to benefit from specific speeds, latency times and capacities, along with increased security and network availability

Financial highlights:
•Revenue of €799.1 million in Q3 decreased 0.2% YoY on a reported basis and 1.2% YoY on a rebased4 basis
◦Q3 Sunrise revenue decreased 0.3% YoY on a reported basis and 1.3% YoY on a rebased basis. The rebased decrease was mainly due to (i) continued rightpricing efforts and (ii) a decrease in mobile roaming revenue, partially offset by (a) continued momentum in B2B and (b) growth in flanker brands
•Q3 net loss decreased 96.0% YoY on a reported basis to (€2.7 million), primarily due to the net effect of (i) an increase in foreign currency gains and (ii) higher realized and unrealized losses on derivative instruments
•Segment Adjusted EBITDA of €293.9 million in Q3 increased 1.6% YoY on a reported basis and 0.5% YoY on a rebased basis
◦Q3 Sunrise Segment Adjusted EBITDA increased 1.4% YoY on a reported basis and 0.3% YoY on a rebased basis. The rebased increase was mainly due to a decrease in labor costs, which offset the aforementioned decline in revenue
◦Sunrise Segment Adjusted EBITDA included costs to capture5 of €1 million in Q3
•Q3 property and equipment (“P&E”) additions were 14.9% of revenue
•Segment Adjusted EBITDA less P&E Additions of €174.8 million in Q3 increased 7.4% YoY on a reported basis and 5.9% YoY on a rebased basis
◦Sunrise Segment Adjusted EBITDA less P&E Additions of €173.1 million in Q3 increased 7.4% YoY on a reported basis and 5.9% YoY on a rebased basis
◦Sunrise Segment Adjusted EBITDA less P&E Additions included €2 million of costs to capture and integration-related capital spend in Q3
•At September 30, 2024, our fully-swapped third-party debt borrowing cost was 3.0% and the average tenor of our third-party debt (excluding vendor financing) was 4.7 years
•At September 30, 2024, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) for Sunrise Holding were 4.16x and 4.94x, respectively, as calculated in accordance with our most restrictive covenants and reflecting the exclusion of Credit Facility Excluded Amounts as defined in the respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for Sunrise Holding would have been 5.60x at September 30, 2024

•At September 30, 2024, we had €707.0 million of undrawn commitments available. When our Q3 compliance reporting requirements have been completed and assuming no change from September 30, 2024 borrowing levels, we anticipate €707.0 million of borrowing capacity will continue to be available

FY 2024 financial guidance for Sunrise:
•Revenue growth: broadly stable
•Segment Adjusted EBITDA(i) (including costs to capture): stable to low-single-digit growth
•Opex and Capex costs to capture: ~CHF15 million (of which mainly Capex)
•Property and equipment additions as a percentage of revenue (including costs to capture): 16-18%
•Adjusted FCF(i): CHF360-370 million (refined at CMD)
•2025 dividend (for FY 2024): ≥CHF240 million. Dividends not subject to Swiss withholding tax for 5+ years

Key dates for Sunrise spin-off:

Nov 4	Record date for the Liberty Global common shares registered for the distribution that give rise to an entitlement to Sunrise shares of the corresponding class in the form of American Depositary Shares (ADSs) on the effective date of the spin-off based on the corresponding distribution ratio.
Nov 12	Issuance of Sunrise shares in the form of Sunrise ADSs.
Nov 13	First regular trading day of the Sunrise Class A ADSs on the NSDAQ.
Nov 14	Start of the exchange option of Sunrise ADSs for underlying Sunrise shares.
Nov 15	Listing and first day of trading of Sunrise Class A shares on the SIX Swiss Exchange.
Nov 22	Expected inclusion of Sunrise Class A shares in the Swiss Performance Index (SPI).

(i) Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures, see the Glossary for definitions. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) and cash flow from operating activities for our Adjusted EBITDA and Adjusted FCF guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

Operating Statistics Summary

	As of and for the three months ended
	September 30,
	2024		2023

Footprint
Homes Passed	3,389,600		3,341,100

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	1,641,800		1,658,300
Q3 Organic[1] Fixed-Line Customer Relationship net losses	(1,700)		(12,900)

Q3 Monthly ARPU per Fixed-Line Customer Relationship		€59.29		€61.39
Sunrise Q3 Monthly ARPU per Fixed-Line Customer Relationship	CHF	60.77	CHF	63.84

Customer Bundling
Fixed-mobile Convergence - Sunrise	59.0%		57.9%

Single-Play	25.0%		24.4%
Double-Play	27.6%		25.4%
Triple-Play	47.4%		50.2%

Mobile Subscribers
Postpaid	2,569,200		2,442,000
Prepaid	345,600		397,400
Total Mobile subscribers	2,914,800		2,839,400

Q3 Organic Postpaid net additions	43,200		29,200
Q3 Organic Prepaid net additions (losses)	(8,700)		6,800
Total Organic Mobile net additions	34,500		36,000

Q3 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€33.26		€31.27
Excluding interconnect revenue		€31.22		€29.76
Sunrise Q3 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	CHF	31.64	CHF	30.06
Excluding interconnect revenue	CHF	29.69	CHF	28.61

Selected Financial Results, Segment Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2024 and 2023:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2024	2023	Reported	Rebased	2024	2023	Reported	Rebased
	in millions, except % amounts

Revenue
Sunrise:
Consumer Fixed	€283.0	€304.0	(6.9%)	(7.8%)	€865.5	€886.2	(2.3%)	(4.3%)
Consumer Mobile	327.2	324.6	0.8%	(0.3%)	955.7	934.4	2.3%	0.2%
B2B	164.9	149.8	10.1%	8.9%	473.5	435.7	8.7%	6.6%
Other	12.5	11.4	9.6%	8.2%	37.3	35.6	4.8%	2.3%
Total Sunrise	787.6	789.8	(0.3%)	(1.3%)	2,332.0	2,291.9	1.7%	(0.3%)
Central and Other	11.5	10.8	6.5%	6.5%	34.5	34.5	—%	—%
Total	€799.1	€800.6	(0.2%)	(1.2%)	€2,366.5	€2,326.4	1.7%	(0.3%)

Segment Adjusted EBITDA
Sunrise	€290.0	€286.0	1.4%	0.3%	€814.8	€794.7	2.5%	0.5%
Central and Other	3.9	3.4	14.7%	14.7%	12.3	12.6	(2.4%)	(2.4%)
Total	€293.9	€289.4	1.6%	0.5%	€827.1	€807.3	2.5%	0.5%

Segment Adjusted EBITDA less P&E Additions
Sunrise	€173.1	€161.2	7.4%	5.9%	€429.9	€418.8	2.7%	0.8%
Central and Other	1.7	1.6	6.3%	6.3%	7.2	7.0	2.9%	2.9%
Total	€174.8	€162.8	7.4%	5.9%	€437.1	€425.8	2.7%	0.8%

The following table provides a reconciliation of net loss to Segment Adjusted EBITDA for the three and nine months ended September 30, 2024 and 2023:

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
	in millions, except % amounts

Net loss	€(2.7)	€(67.8)	€(207.8)	€(202.8)
Income tax expense (benefit)	6.0	(9.3)	32.8	(42.5)
Other income, net	(11.1)	(5.3)	(26.1)	(12.9)
Foreign currency transaction losses (gains), net	(325.4)	47.4	75.8	(106.9)
Realized and unrealized losses (gains) on derivative instruments, net	272.9	(37.9)	(103.5)	83.5
Interest expense	97.5	97.0	296.5	275.8
Operating income (loss)	37.2	24.1	67.7	(5.8)
Impairment, restructuring and other operating items, net	6.7	(17.5)	6.8	(23.6)
Depreciation and amortization	236.9	255.2	713.7	761.9
Related-party fees and allocations, net	7.8	21.6	22.8	56.5
Share-based compensation expense	5.3	6.0	16.1	18.3
Segment Adjusted EBITDA	€293.9	€289.4	€827.1	€807.3

Segment Adjusted EBITDA as a percentage of revenue	36.8%	36.1%	35.0%	34.7%

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
	in millions, except % amounts

Customer premises equipment (CPE)	€17.4	€22.7	€65.1	€70.8
New build and upgrade	21.1	21.5	59.5	52.2
Capacity	29.3	25.4	66.0	63.2
Baseline	27.6	33.7	129.2	118.6
Product and enablers	23.7	23.3	70.2	76.7
Property and equipment additions	119.1	126.6	390.0	381.5
Assets acquired under capital-related vendor financing arrangements	(14.2)	(13.2)	(39.0)	(50.1)
Assets acquired under finance leases	—	—	(0.1)	—
Changes in current liabilities related to capital expenditures (including related-party amounts)	14.0	16.4	11.1	(1.4)
Total capital expenditures[2]	€118.9	€129.8	€362.0	€330.0

Segment Property and Equipment Additions
Sunrise	€116.9	€124.8	€384.9	€375.9
Central and Other	2.2	1.8	5.1	5.6
Total property and equipment additions	€119.1	€126.6	€390.0	€381.5

Property and equipment additions as a percentage of revenue	14.9%	15.8%	16.5%	16.4%

Segment Adjusted EBITDA less P&E Additions
Segment Adjusted EBITDA	€293.9	€289.4	€827.1	€807.3
Property and equipment additions	(119.1)	(126.6)	(390.0)	(381.5)
Total	€174.8	€162.8	€437.1	€425.8

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of Sunrise Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents:

	September 30,		June 30,
	2024		2024
	Borrowing currency	€ equivalent
	in millions

Senior Credit Facilities
3.625% EUR Facility AQ due 2029	€374.9	€374.9	€374.9
4.875% USD Facility AZ due 2031	$1,250.0	1,121.2	1,166.5
Facility AT (Term SOFR + 2.25%) USD due 2028	$700.0	627.9	653.2
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
Facility AX (Term SOFR + 2.925%(i)) USD due 2029	$1,717.0	1,540.2	1,602.3
Facility AY (EURIBOR + 2.925%(i)) EUR due 2029	€693.0	693.0	693.0
€10.0 million Revolving Facility A (EURIBOR + 2.50%) due 2026		—	—
€720.0 million Revolving Facility B (EURIBOR + 2.50%(i)) due 2029		—	—
Elimination of Facilities AQ and AZ in consolidation		(1,496.1)	(1,541.4)
Total Senior Credit Facilities		3,261.1	3,348.5

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2029	€374.9	374.9	374.9
4.875% USD Senior Secured Notes due 2031	$1,250.0	1,121.2	1,166.5
Total Senior Secured Notes		1,496.1	1,541.4

Senior Notes
5.500% USD Senior Notes due 2028	$452.3	405.7	422.1
3.875% EUR Senior Notes due 2029	€337.9	337.9	337.9
Total Senior Notes		743.6	760.0

Vendor financing		362.1	329.4
Finance lease obligations		25.6	26.6
Total third-party debt and finance lease obligations		5,888.5	6,005.9
Deferred financing costs and discounts		(16.0)	(17.6)
Total carrying amount of third-party debt and finance lease obligations		5,872.5	5,988.3
Less: cash and cash equivalents		10.5	10.1
Net carrying amount of third-party debt and finance lease obligations[6]		€5,862.0	€5,978.2

Exchange rate ($ to €)		1.1149	1.0716
______________________

(i)Rates are subject to adjustment based on the achievement or otherwise of certain ESG metrics.

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from Sunrise Holding’s combined third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of September 30, 2024 and June 30, 2024. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2024	2024
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€5,888.5	€6,005.9
Vendor financing	(362.1)	(329.4)
Finance lease obligations	(25.6)	(26.6)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments associated with our cross-currency derivative instruments	644.4	359.6
Total covenant amount of third-party gross debt	5,745.2	5,609.5
Cash and cash equivalents	(10.5)	(10.1)
Total covenant amount of third-party net debt	€5,734.7	€5,599.4

Local Currency Selected Financial Results
The following table reflects preliminary local currency unaudited financial results for Sunrise:

	Three months ended				Increase/(decrease)		Nine months ended				Increase/(decrease)
	September 30,						September 30,
	2024		2023		Reported	Rebased	2024		2023		Reported	Rebased
	in millions, except % amounts

Revenue
Consumer Fixed	CHF	269.2	CHF	292.1	(7.8%)	(7.8%)	CHF	828.9	CHF	866.1	(4.3%)	(4.3%)
Consumer Mobile	311.1		312.0		(0.3%)	(0.3%)	915.1		913.1		0.2%	0.2%
B2B	156.8		144.0		8.9%	8.9%	453.6		425.7		6.6%	6.6%
Other	11.9		11.0		8.2%	8.2%	35.7		34.9		2.3%	2.3%
Total Revenue	CHF	749.0	CHF	759.1	(1.3%)	(1.3%)	CHF	2,233.3	CHF	2,239.8	(0.3%)	(0.3%)

Segment Adjusted EBITDA	CHF	275.6	CHF	274.9	0.3%	0.3%	CHF	780.2	CHF	776.2	0.5%	0.5%

Segment Adjusted EBITDA less P&E Additions	CHF	164.4	CHF	155.2	5.9%	5.9%	CHF	411.8	CHF	408.6	0.8%	0.8%

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects, plans and opportunities, as well as headwinds and their impact on our financial performance; the planned full fiber upgrade at Virgin Media Ireland, including the timing, costs, premises to be upgraded and benefits thereof; the anticipated spin-off of Sunrise, including the timing of the transaction and the timing, amount and use of funds by Sunrise from the capital injection to be made by Liberty Global, as well as any anticipated dividends to be paid from Sunrise and the timing thereof; expectations with respect to Sunrise’s new Flex Premium Bundle offering, broadband speed increases and new customized 5G applications that include MPN slicing, including the timing, cost and benefits to be derived therefrom; expectations regarding financial performance at our companies, including revenue, Rebased Revenue, Adjusted EBITDA, Segment Adjusted EBITDA, Adjusted EBITDA less P&E Additions, Adjusted Free Cash Flow, property and equipment additions, operating and capital expenses, costs to capture, as well as the 2024 financial guidance provided by Virgin Media Ireland or Sunrise and the components of such guidance; the strength of our companies’ respective balance sheets (including cash and liquidity position), tenor of our third-party debt, and anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us, our businesses, and our customers; the effects of changes in laws or regulations; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access the cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions and upgrades; and other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, Form 10-K/A and Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million* connections across Europe. Our businesses operate under some of the best-known consumer brands, including Sunrise in Switzerland, Telenet in Belgium, Virgin Media in Ireland, UPC in Slovakia, Virgin Media-O2 in the U.K. and VodafoneZiggo in The Netherlands. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Global's consolidated businesses generate annual revenue of more than $7 billion, while the VMO2 JV and the VodafoneZiggo JV generate combined annual revenue of more than $18 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across the content, technology and infrastructure industries, including stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2023 Liberty Global consolidated results and the combined as reported full year 2023 results for the VodafoneZiggo JV and full year 2023 U.S. GAAP results for the VMO2 JV.

Sunrise, Telenet, the VMO2 JV and the VodafoneZiggo JV deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks. UPC Slovakia delivers mobile services as a reseller of SIM cards.

Liberty Global Ltd. is listed on the Nasdaq Global Select Market under the symbols "LBTYA", "LBTYB" and "LBTYK".

For more information, please visit www.libertyglobal.com or contact:

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Bill Myers	+1 303 220 6686
		Matt Beake	+44 20 8483 6428

Sunrise Investor Relations:
Alex Herrmann	+41 58 777 61 00

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended September 30, 2024
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Video Subscribers(ii)	Telephony Subscribers(iii)	Total Mobile Subscribers

Operating Data
Sunrise Holding:
Sunrise(iv)	2,745,100	1,469,100	3,269,100	1,194,100	1,181,700	893,300	2,914,800
UPC Slovakia	644,500	172,700	382,000	142,500	153,400	86,100	—
Total Sunrise Holding	3,389,600	1,641,800	3,651,100	1,336,600	1,335,100	979,400	2,914,800

VM Ireland	998,600	395,200	741,500	364,100	213,000	164,400	137,100

Q3 Organic Subscriber Variance
Sunrise Holding:
Sunrise(iv)	2,900	(600)	(22,200)	1,300	(8,000)	(15,500)	34,500
UPC Slovakia	700	(1,100)	(3,400)	(500)	(2,500)	(400)	—
Total Sunrise Holding	3,600	(1,700)	(25,600)	800	(10,500)	(15,900)	34,500

VM Ireland	4,700	(2,200)	(17,300)	(1,300)	(4,200)	(11,800)	1,500

Q3 2024 Adjustments:
Sunrise Holding:
Sunrise	8,900	3,500	5,200	1,200	3,400	600	—
Total adjustments	8,900	3,500	5,200	1,200	3,400	600	—

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)At Sunrise, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers at Sunrise include approximately 37,900 subscribers who have requested and received this service.
(ii)Sunrise Holding has approximately 27,500 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)At Sunrise, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers at Sunrise include approximately 50,400 subscribers who have requested and received this service.
(iv)Pursuant to service agreements, Sunrise Holding offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”), and following the acquisition of Sunrise, also services homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities. Under these agreements, RGUs are only recognized if there is a direct billing relationship with the customer. Homes passed or serviceable through the above service agreements are not included in Sunrise's homes passed count as we do not own these networks. Including these arrangements, our operations at Sunrise have the ability to offer fixed services to the national footprint.

	Selected Operating Data — As of September 30, 2024
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
Sunrise Holding:
Sunrise	345,600	2,569,200	2,914,800
UPC Slovakia	—	—	—
Total Sunrise Holding	345,600	2,569,200	2,914,800

VM Ireland	—	137,100	137,100

	September 30, 2024 vs. June 30, 2024
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Q3 Organic Mobile Subscriber Variance
Sunrise Holding:
Sunrise	(8,700)	43,200	34,500
UPC Slovakia	—	—	—
Total Sunrise Holding	(8,700)	43,200	34,500

VM Ireland	—	1,500	1,500

Q3 2024 Sunrise Holding Adjustments:
Sunrise Holding:
Sunrise	—	—	—
Total adjustments	—	—	—

General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted.
2The capital expenditures that we report in our combined statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.
3Postpaid mobile additions include B2B mobile subscribers.
4Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2024, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three and nine months ended September 30, 2023 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions to the same extent these entities are included in our results for the three and nine months ended September 30, 2024 and (ii) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2024. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated October 29, 2024, Liberty Global Reports Q3 2024 Results. The following table provides adjustments made to the 2023 amounts to derive our rebase growth rates:

	Three months ended September 30, 2023			Nine months ended September 30, 2023
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Sunrise Holding
Foreign currency	€8.4	€3.1	€2.2	€46.6	€15.7	€7.8

5Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
6Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and therefore may not be comparable with other similarly titled measures reported by other companies.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as net earnings (loss) before net income tax benefit (expense), other non-operating income or expenses, net gains (losses) on debt extinguishment, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less P&E Additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

Adjusted Free Cash Flow (Adjusted FCF): We define Adjusted FCF as net cash provided by operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our condensed consolidated statements of cash flows. We believe our presentation of Adjusted FCF, which is a non-GAAP measure, provides useful information to our investors because this measure can be used to gauge our ability to (a) service debt and (b) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Further, our Adjusted FCF may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost (or WACD): The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as part of our Project Lightning Network Extension Program in Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.